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                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
InforMedix Holdings, Inc.
Rockville, Maryland

             We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated March 14, 2003 relating to the balance sheets, statements of operations, shareholders' equity (deficit) and cash flows of Hunapu Inc. for the cumulative period from January 19, 2000 to December 31, 2002 (the "Development Stage") and the years ended December 31, 2002 and 2001.

             We also consent to the reference to us under the caption "Experts" in the Prospectus.

New York, New York
April 16, 2004

                                                /s/ LAZAR LEVINE & FELIX LLP
                                                ------------------------------
                                                LAZAR LEVINE & FELIX LLP